Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated August 2, 2013

                                                                      J.P.Morgan
4yr SPX Capped Contingent
Interest Trigger Equity Note
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                                            North America Structured Investments
OVERVIEW

May be appropriate for investors who seek unleveraged exposure to the appreciation of the Index, up to the Maximum Return at maturity, and Contingent
Interest Payments. If the Ending Index is less than the Trigger Level, investors should be willing to lose some or all of their principal at maturity.
You may not receive any Contingent Interest Payments during the term of the notes.

You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Summary of Terms

Issuer:                      JPMorgan Chase & Co.
Index:                       S & P 500([R]) Index
Interest Rate:               [1.50%-1.75%]* per annum, if
                             any
Maximum Return:              40%
Trigger Level:               75% of the Initial Index Level
Interest Barrier:            100% of the Initial Index Level
Initial Index Level:         The Index closing level on the
                             Pricing Date
Ending Index Level:          The Index closing level on the
                             Observation Date
Contingent Interest Payment: Annually, no Contingent Interest
                             Payment on the maturity date
Pricing Date:                August 16, 2013
Review Dates:                August 18, 2014, August 17,
                             2015, August 16, 2016
Observation Date:            August 16, 2017
Maturity Date:               August 21, 2017
CUSIP:                       48126NMJ3
Preliminary Term Sheet:      http://www.sec.gov/Archives/edg
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                             ar/data/19617/00009501031300
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                             4681/dp39962_fwp-ben.htm
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For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.

Contingent Interest Payments on the Notes

    Number of No-Coupon Total Contingent Interest
             Dates              Payments
----------------------- -------------------------
      0 No-Coupon Dates           $45.00
----------------------- -------------------------
      1 No-Coupon Dates           $30.00
----------------------- -------------------------
      2 No-Coupon Dates           $15.00
----------------------- -------------------------
      3 No-Coupon Dates           $0.00
----------------------- -------------------------

We refer to the Interest Payment Date immediately following any Review Date on which the Index closing level is less than the Interest Barrier as a "No-Coupon
Date".

Hypothetical Return at Maturity on the Notes**

Index Return Note Return at Maturity
------------ -----------------------
   80.00%            40.00%
------------ -----------------------
   50.00%            40.00%
------------ -----------------------
   30.00%            30.00%
------------ -----------------------
   15.00%            15.00%
------------ -----------------------
   10.00%            10.00%
------------ -----------------------
   5.00%              5.00%
------------ -----------------------
   0.00%              0.00%
------------ -----------------------
   -5.00%             0.00%
------------ -----------------------
  -10.00%             0.00%
------------ -----------------------
  -15.00%             0.00%
------------ -----------------------
  -30.00%            -30.00%
------------ -----------------------
  -50.00%            -50.00%
------------ -----------------------
  -80.00%            -80.00%

Contingent Interest
If the Index closing level on any Review Date is greater than or equal to the
Interest Barrier, you will receive on the applicable Interest Payment Date, for each $1,000 principal amount note, the Contingent Interest Payment equal to
$1,000 x Interest Rate.
If the Index closing level on any Review Date is less than the Interest
Barrier, no Contingent Interest Payment will be made on that Review Date.
Payment at Maturity
If the Ending Index level is greater than the Initial Index Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return, subject to the Maximum Return.
If the Ending Index Level is equal to the Initial Index Level or is less than the Initial Index Level but greater than or equal to the Trigger Level, you will receive the principal amount of your notes at maturity. If the Ending
Index Level is less than the Trigger Level, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the
Initial Index Level.
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* To be determined on Pricing Date, but not less than 1.50% or greater than
1.75%

** The hypothetical returns and hypothetical interest payments on the CD's shown above apply only if you hold the CDs for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical interest payments shown above would likely be lower.

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com
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                                                                      J.P.Morgan
4yr SPX Capped Contingent
Interest Trigger Equity Note
================================================================================
                                            North America Structured Investments
Selected Benefits
[] Provides the opportunity to earn an unleveraged return at maturity equal to the Index Return, up to the Maximum Return. [] Pays principal back at maturity if the Ending Index Level is greater than or equal to the Trigger Level.
[] Minimum denominations of $1,000 and integral multiples in excess therof.
[] Offer the potential to earn a Contingent Interest Payment in connection with each annual Review Date at a rate equal to the Interest Rate. No Contingent
Interest Payment will be payable on the Maturity Date.
[] Potential for long term capital gains tax treatment if held longer than one year. Contingent Interest Payments are reported as ordinary income.
Selected Risks
[] Your investment in the notes may result in a loss.
[] Your maximum gain on the notes is limited to the Maximum Return plus any
Contingent Interest Payments. [] The notes do not provide for regular interest payments and may not pay any interest at all.
[] Payment on the notes at maturity is subject to our credit risk. Therefore the value of the notes prior to maturity will be subject to changes in the market's view of our creditworthiness.
[] The benefit provided by the Trigger Level may terminate on the Observation
Date. [] You will not have voting rights or rights to receive cash dividends.
[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.
[] JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes. [] JPMS's estimated value does not represent future values and may differ from others' estimates.
[] The value of the notes as published by JPMS (which may be reflected in customer account statements) may be higher than JPMS's current estimated value of the notes for a limited time period.
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.
The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" in the applicable term sheet for additional information.
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Disclaimer
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase &
Co. has filed with the SEC for more complete information about JPMorgan Chase &
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp.pdf
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J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com
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